Exhibit 99.1

PRESS RELEASE

For more information:

Richard Heiner, Director of Marketing, Nexxus Lighting, Inc.

407-857-9900 Email: rheiner@nexxuslighting.com

Nexxus Lighting Announces 2008 1st Quarter Financial Results

CHARLOTTE, NC, May 14, 2008 – Nexxus Lighting, Inc. (NASDAQ Capital Market: NEXS) today announced financial results for the quarter ending March 31, 2008.

Recent Business Highlights:

•	Revenue increased 25% compared to the first quarter of 2007 and 14% over the prior quarter.

•	The first quarter revenue increase is the Company’s fifth consecutive quarter over quarter increase in revenue.

•	Commercial Lighting revenue increased 60% over first quarter 2007.

•	Pool & Spa revenue increased 31% over first quarter 2007.

•	Gross margin improved 43% over the fourth quarter of 2007 from 21% to 26%.

•	First quarter net loss decreased 6% to $1.2 million from $1.3 million in the 4th quarter of 2007.

•	Introduced Savi SHO – White – the industry’s first direct line voltage LED flood light for general illumination.

•	Completed acquisition of Lumificient Corporation on April 30, 2008.

Financial Results

Total revenues for the three months ended March 31, 2008 were approximately $3,019,000 as compared to approximately $2,407,000 for the three months ended March 31, 2007, an increase of approximately $612,000 or 25%. This increase was driven by the September 2007 acquisition of Advanced Lighting Systems (“ALS”), which serves the commercial and entertainment lighting market, and by a 31% increase in revenue from Pool and Spa sales, offset by lower International sales compared to the same period in 2007. This is a 14% increase in revenue over the fourth quarter of 2007, and the fifth consecutive quarter of increased quarter over quarter revenue as the Company begins to see the benefits of its acquisition and product development strategy.

Commercial lighting sales (sales in the architectural and entertainment markets) increased 60%, or $622,000 in the first quarter of 2008 as compared to the same period in 2007, driven by $873,000 in commercial and entertainment sales by ALS. Excluding revenue attributable to ALS, the Company’s commercial sales decreased 24%, or $251,000 in 2008, driven primarily by decreased fiber optic sales as commercial construction activity has slowed in many markets across the U.S.

Pool & Spa sales improved in the first quarter of 2008, with revenue increasing 31% or $270,000, versus the same period in 2007, despite the significant year over year reductions in new pool construction tied to the steep drop in residential construction nationally. The Company is beginning to see the impact of the new pool and spa management team added in September 2007, their efforts to gain market share and the results of new product introductions in 2007, specifically sales of the Company’s new Savi™ Note lighting system.

These increases were offset by a $249,000, or 50% decrease in International sales, as increases in Russia and the U.K. were offset primarily by decreases in Japan, Thailand, Spain and Egypt. However, as orders from international customers in the first quarter of 2008 increased approximately 8% over the comparable period of 2007 the Company expects shipments to international customers to increase in the second quarter of 2008.

“We are very pleased with the growth in our commercial lighting and pool and spa business in the first quarter,” stated Mike Bauer, Nexxus Lighting’s President and Chief Executive Officer. We believe that our ability to execute our strategy for growth in the solid-state LED lighting market through both strategic acquisitions and new product development is beginning to show in our results. We are pleased with the first quarter results of ALS as a new Nexxus Lighting company, and our pool and spa business has benefited from sales of our new Savi note and the strength of our new management team for that division. Although sales were down in our international and SV Lighting divisions due in part to the timing of project releases, as new orders received in the first quarter increased for the International division as compared to the same period in 2007, and we expect those orders to ship in the 2nd and 3rd quarters. I am also pleased that we closed our acquisition of Lumificient Corporation in April. We expect its earnings to be accretive to Nexxus Lighting as we strive toward profitability. At Light Fair in Las Vegas, NV on May 28th through the 30th, we plan to introduce an exciting new brand to the lighting market that will capitalize on new patent pending technology that Zdenko Grajcar, our new Chief Technology Officer, developed at Lumificient. We expect this new brand and the other new white light LED products we are introducing to be ground breaking in their performance. These new product introductions are designed to take Nexxus Lighting to the next level of growth. We are excited about the future of the Company as the construction industry continues to adopt LED lighting to replace conventional lighting systems,” concluded Mr. Bauer.

Gross Profit

Gross profit for the three months ended March 31, 2008 was approximately $795,000 or 26% of revenue as compared to approximately $ 995,235 or 41% of revenue for the comparable period of 2007. Direct gross margin for the first three months of 2008, which is revenue less material cost, decreased to approximately 55% as compared to 61% in the same period of 2007 as the Company’s Pool and Spa division made certain pricing concessions in order to gain market share. Additionally, the Company’s direct gross margin was impacted by the addition of ALS as that business has traditionally experienced lower direct gross margins than those traditionally experienced by the Company. However, compared to the fourth quarter 2007, direct gross margins improved from 51% to 55% on a consecutive quarter basis.

In addition to the increase in cost of goods sold from increasing revenue, and excluding $90,000 in ALS production expenses, production costs increased approximately $304,000 or 65%. This increase was primarily due to $215,000 higher expense for capitalized labor and overhead as the Company reduced its inventory and shifted its inventory to products which are less labor intensive. The Company also experienced increases in shipping expenses of $34,000 resulting from increases in the Company’s shipping costs which we have not been able to pass along to the customer. The Company also experienced increases in charges for excess inventories of approximately $43,000 as certain products are maintaining higher in-stock levels than their twelve month sales history support.

Operating Expenses

Operating expenses for the quarter ended March 31, 2008 increased approximately $668,000 to $2,039,000, as compared to the same period in 2007, primarily as the result of the acquisition of ALS and one time consulting costs related to improvements in our IT infrastructure and ERP system and increased wages and payroll taxes.

Selling, general and administrative (SG&A) expenses were approximately $1,915,000 for the quarter ended March 31, 2008 as compared to approximately $1,271,000 for the same period in 2007, an increase of approximately $644,000 or 51%. Excluding the impact of $240,000 of selling, general and administrative expenses attributable to the addition of ALS, selling, general and administrative expenses increased $404,000 or 32%. This net increase was principally due to increases of $185,000 in wages and payroll taxes due to additions of management and sales positions, $32,000 for recruiting fees and relocation expenses due to the filling of certain sales management positions, and increases in consulting costs of $107,000 as the Company made investments in its IT infrastructure and ERP system. The increase in SG&A expenses for the period also reflects increases of $89,000 for the Company’s first quarter accounting and auditing expenses and $38,000 of expense related to the Company corporate offices opened in Charlotte, NC in June 2007. These year over year increases were offset slightly by an $18,000 decrease in stock compensation expense and a decrease in legal expense of $27,000.

Research and development costs were approximately $125,000 during the three months ended March 31, 2008 as compared to approximately $101,000 during the same period in 2007. This increase of approximately $24,000 or 24% was primarily due to an increase in wages in 2008 as compared to 2007.

1st Quarter Net Loss

Net loss for the three months ended March 31, 2008 was approximately $1,242,000 or $0.18 per basic and diluted common share, as compared to a net loss of approximately $313,000, or $0.05 per basic and diluted common share, for the three months ended March 31, 2007. Compared to the fourth quarter of 2007, the Company’s net loss decreased 6%.

“While improving upon our performance in the fourth quarter of 2007, we incurred increases of certain costs in planned nonrecurring consulting fees related to improving our IT and administrative infrastructure and Sarbanes-Oxley compliance. Additionally, we improved our inventory turns to 2.7 from 1.5 in the first quarter of 2007. We are pleased with our direction after the first quarter of 2008 and look forward to continuing the execution of the Nexxus strategy” stated John Oakley, Chief Financial Officer.

Nexxus Lighting, Inc. Life’s Brighter!™

For more information, please visit the new Nexxus Lighting web site at www.nexxuslighting.com

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Nexxus Lighting’s filings under the Securities Exchange Act for factors that could cause actual results to differ materially. Nexxus Lighting undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

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Nexxus Lighting, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues	$3,019,234	$2,407,278
Cost of sales	2,224,283	1,412,043

Gross profit	794,951	995,235

Operating expenses:
Selling, general and administrative	1,914,691	1,271,101
Research and development	124,729	100,721

Total operating expenses	2,039,420	1,371,822

Operating Loss	(1,244,469)	(376,587)

Non-Operating Income (Expense):
Interest income	24,318	64,894
Interest expense	(26,169)	(6,017)
Other income	4,452	4,939

Total non-operating income	2,601	63,816

Net Loss	$(1,241,868)	$(312,771)

Net Loss Per Common Share:
Basic and diluted	$(0.18)	$(0.05)

Weighted average shares outstanding:
Basic and diluted	7,029,537	6,594,016

Nexxus Lighting, Inc.

Condensed Consolidated Balance Sheets

	(Unaudited,)
	March 31, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$2,579,107	$170,266
Restricted investments	500,000	500,000
Investments	875,000	2,475,000
Trade accounts receivable, less allowance for doubtful accounts of $89,792 and $84,615	1,625,738	1,317,595
Inventories, less reserve of $366,507 and $299,465	3,398,253	3,725,883
Prepaid expenses	498,662	384,308
Other assets	35,156	32,021

Total current assets	9,511,916	8,605,073
Property and equipment	4,502,437	4,364,193
Accumulated depreciation and amortization	(3,096,056)	(3,006,671)

Net property and equipment	1,406,381	1,357,522
Goodwill	2,893,039	2,880,440
Deposits on equipment	91,928	55,899
Patents and trademarks, less accumulated amortization of $68,636 and $66,817	309,487	296,981
Other assets	209,777	121,047

	$14,422,529	$13,316,962

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,657,510	$1,107,720
Accrued compensation and benefits	268,360	160,252
Revolving line of credit	1,360,241	1,443,000
Current portion of deferred rent	53,832	53,832
Current portion of payable to related party under acquisition agreement	218,250	218,250
Deposits	114,187	205,711

Total current liabilities	3,672,380	3,188,765
Deferred rent, less current portion	202,420	204,516
Payable to related party under acquisition agreement, less current portion	100,000	100,000

Total liabilities	3,974,800	3,493,281
Stockholders’ Equity:
Common stock, $.001 par value, 25,000,000 shares authorized, 7,590,979 and 6,973,103 issued and outstanding	7,591	6,980
Additional paid-in capital	22,388,907	20,523,602
Accumulated deficit	(11,948,769)	(10,706,901)

Total stockholders’ equity	10,447,729	9,823,681

	$14,422,529	$13,316,962